CERTIFICATE OF INCORPORATION
                                Of
                  BAKERY ACQUISITION CORPORATION

     FIRST: The name of this corporation is: BAKERY ACQUISITION
CORPORATION

     SECOND: The address of its registered office in the State of Delaware and the name of its registered agent is Agents and Corporations, Inc., 1201 Orange Street, Suite 600, Wilmington, New Castle County, Delaware, 19801.

     THIRD: The nature of the business of purposes to be conducted of promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares which the corporation is authorized to issue is 1,500 shares of no par common voting stock.

     FIFTH: The name and mailing address of the incorporator is: David
N. Williams, Esquire, 1201 Orange Street, Suite 600, Wilmington, Delaware
19801.

     SIXTH: The corporation is to have perpetual existence.

     SEVENTH: The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the corporation.

     EIGHTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. This Article Eighth shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article Eighth became effective.

     I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed, and the facts therein stated are true and, accordingly, I have hereunto set my hand and seal this 11th day of July, 2000.

                                        ____/s/David N. Williams____(SEAL)
                                        David N. Williams, Esquire,
                                        Incorporator
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 07/11/2000
00134964 - 3257696